Exhibit 99.1

Intel Posts Record Quarterly Revenue

2007 Operating Income $8.2 Billion, up 45 Percent

  Fourth-Quarter Revenue $10.7 Billion, up 10.5 Percent Year-over-Year
  Gross Margin 58 Percent, up 8.5 Points Year-over-Year
  Operating Income $3 Billion, up 105 Percent Year-over-Year
  Record Microprocessor and Chipset Units and Revenue
  Net Income $2.3 Billion; EPS 38 Cents

SANTA CLARA, Calif.--(BUSINESS WIRE)--Intel Corporation today announced record fourth-quarter revenue of $10.7 billion, operating income of $3 billion, net income of $2.3 billion and earnings per share (EPS) of 38 cents. For 2007, operating income grew 45 percent, reflecting the company’s ongoing efficiency programs, with profits growing significantly faster than revenue.

“2007 was a breakthrough year for innovation at Intel,” said Paul Otellini, Intel president and CEO. “We realized the benefits of our investments in new products and our efforts to drive efficiencies. Our customers embraced the Intel® Core™ microarchitecture, extending our competitive leadership and driving a significant gain in operating results. We enter 2008 with the best combination of products, silicon technology and manufacturing leadership in our history.”

	Q4 2007	vs. Q4 2006	vs. Q3 2007
Revenue	$10.7 billion	+10.5%	+6%
Operating Income	$3 billion	+105%	+42%
Net Income	$2.3 billion	+51%	+27%
EPS	38 cents	+46%	+27%
Results for the fourth quarter of 2007 included the effects of restructuring and asset impairment charges that reduced operating income by $234 million and EPS by approximately 2.5 cents. Results for the fourth quarter of 2006 included the effects of restructuring and asset impairment charges that reduced operating income by $457 million as well as a divestiture gain recorded in “interest and other, net.” The charges and gain resulted in a net increase to EPS of approximately 1 cent.

For 2007, Intel achieved revenue of $38.3 billion, operating income of $8.2 billion, net income of $7 billion and EPS of $1.18. Intel generated more than $12 billion in cash from operations, paid record cash dividends of $2.6 billion and used $2.75 billion to repurchase 111 million shares of common stock.

	2007	vs. 2006
Revenue	$38.3 billion	+8%
Operating Income	$8.2 billion	+45%
Net Income	$7 billion	+38%
EPS	$1.18	+37%

Financial Review

  Record revenue of $10.7 billion was $88 million below the midpoint of expectations. Revenue for computing-related products was as expected while revenue for NAND memory was lower than expected, primarily due to lower average selling prices (ASPs).
  Gross margin was 58.1 percent, up 6.9 points from the third quarter driven by higher unit volumes and lower unit costs, 45nm microprocessor qualification and lower 45nm start-up costs. Gross margin in the third quarter reflected the impact of a legal settlement.
  Spending was in line with expectations.
  Restructuring and asset impairment charges of $234 million were higher than the previous forecast of $130 million due to an impairment of NOR flash assets related to the proposed Numonyx transaction.

Key Product Trends (Sequential)

  Total microprocessor units set a record; the ASP was flat.
  Chipset units set a record.
  Total flash units were flat.

Business Outlook

Intel’s Business Outlook for the first quarter of 2008 does not include the potential impact of mergers, acquisitions, divestitures or other business combinations that may be completed after Jan. 14. Intel’s Business Outlook for the full year reflects the expectation that the Numonyx transaction will close during the first quarter.

Q1 2008 Outlook

  Revenue: Between $9.4 billion and $10 billion.
  Gross margin: 56 percent plus or minus a couple of points.
  Spending (R&D plus MG&A): Between $2.8 billion and $2.9 billion.
  Restructuring and asset impairment charges: Approximately $100 million.
  Net gains from equity investments and interest and other: Approximately $175 million.
  Tax rate: Approximately 31 percent.
  Depreciation: Approximately $1.1 billion.

2008 Outlook

  Gross margin: 57 percent plus or minus a few points.
  R&D: Approximately $5.9 billion.
  MG&A: Approximately $5.5 billion.
  Capital spending: $5.2 billion plus or minus $200 million.
  Tax rate: Approximately 31 percent.
  Depreciation: $4.4 billion plus or minus $100 million.

The above statements and any others in this document that refer to plans and expectations for the first quarter, the year and the future are forward-looking statements that involve a number of risks and uncertainties. Many factors could affect Intel’s actual results, and variances from Intel’s current expectations regarding such factors could cause actual results to differ materially from those expressed in these forward-looking statements. Intel presently considers the factors set forth below in the section titled “Risk Factors” to be the important factors that could cause actual results to differ materially from the corporation’s published expectations.

Recent Highlights

  Intel generated record unit shipments of microprocessors and chipsets for the fourth quarter of 2007 and the year.
  Intel introduced 32 microprocessors based on the company’s breakthrough 45nm process technology with Hafnium-based high-k metal gate technology, extending the company’s leadership in energy-efficient processing. Intel’s 45nm ramp has been the fastest in company history.
  At the International Consumer Electronics Show, Intel described new low-power, low-cost Intel processors designed to bring the Internet to consumer electronics (CE) devices for the living room and ultra-mobile devices that can fit in one’s pocket. Intel’s processor for CE devices, code-named Canmore, will support 1080p video, 7.1 surround-sound audio and 3-D graphics.

Risk Factors

  Factors that could cause demand to be different from Intel's expectations include changes in business and economic conditions, including conditions in the credit market that could affect consumer confidence; customer acceptance of Intel’s and competitors’ products; changes in customer order patterns, including order cancellations; and changes in the level of inventory at customers. Intel’s results could be affected by the timing of closing of acquisitions and divestitures.
  Intel operates in intensely competitive industries that are characterized by a high percentage of costs that are fixed or difficult to reduce in the short term and product demand that is highly variable and difficult to forecast. Additionally, Intel is in the process of transitioning to its next generation of products on 45nm process technology, and there could be execution issues associated with these changes, including product defects and errata along with lower than anticipated manufacturing yields. Revenue and the gross margin percentage are affected by the timing of new Intel product introductions and the demand for and market acceptance of Intel's products; actions taken by Intel's competitors, including product offerings and introductions, marketing programs and pricing pressures and Intel’s response to such actions; Intel’s ability to respond quickly to technological developments and to incorporate new features into its products; and the availability of sufficient components from suppliers to meet demand.
  The gross margin percentage could vary significantly from expectations based on changes in revenue levels; product mix and pricing; capacity utilization; variations in inventory valuation, including variations related to the timing of qualifying products for sale; excess or obsolete inventory; manufacturing yields; changes in unit costs; impairments of long-lived assets, including manufacturing, assembly/test and intangible assets; and the timing and execution of the manufacturing ramp and associated costs, including start-up costs.
  Expenses, particularly certain marketing and compensation expenses, vary depending on the level of demand for Intel's products, the level of revenue and profits, and impairments of long-lived assets.
  Intel is in the midst of a structure and efficiency program that is resulting in several actions that could have an impact on expected expense levels and gross margin. Intel is also in the midst of forming Numonyx, a private, independent semiconductor company, together with STMicroelectronics N.V. and Francisco Partners L.P. A change in the financial performance of the contributed businesses could have a negative impact on our financial statements. Intel’s equity proportion of the new company’s results will be reflected on its financial statements below operating income and with a one quarter lag. The results could have a negative impact on Intel’s overall financial results.
  The tax rate expectation is based on current tax law and current expected income. The tax rate may be affected by the jurisdictions in which profits are determined to be earned and taxed; changes in the estimates of credits, benefits and deductions; the resolution of issues arising from tax audits with various tax authorities, including payment of interest and penalties; and the ability to realize deferred tax assets.
  Gains or losses from equity securities and interest and other could vary from expectations depending on fixed income and equity market volatility; gains or losses realized on the sale or exchange of securities; gains or losses from equity method investments; impairment charges related to marketable, non-marketable and other investments; interest rates; cash balances; and changes in fair value of derivative instruments.
  Intel’s results could be affected by the amount, type, and valuation of share-based awards granted as well as the amount of awards cancelled due to employee turnover and the timing of award exercises by employees.
  Intel's results could be impacted by adverse economic, social, political and physical/infrastructure conditions in the countries in which Intel, its customers or its suppliers operate, including military conflict and other security risks, natural disasters, infrastructure disruptions, health concerns and fluctuations in currency exchange rates.
  Intel's results could be affected by adverse effects associated with product defects and errata (deviations from published specifications), and by litigation or regulatory matters involving intellectual property, stockholder, consumer, antitrust and other issues, such as the litigation and regulatory matters described in Intel's SEC reports.

A detailed discussion of these and other factors that could affect Intel’s results is included in Intel’s SEC filings, including the report on Form 10-Q for the quarter ended Sept. 29, 2007.

Status of Business Outlook

During the quarter, Intel’s corporate representatives may reiterate the Business Outlook during private meetings with investors, investment analysts, the media and others. From the close of business on March 7 until publication of the company’s first-quarter 2008 earnings release, Intel will observe a “Quiet Period” during which the Business Outlook disclosed in the company’s press releases and filings with the SEC should be considered to be historical, speaking as of prior to the Quiet Period only and not subject to an update by the company.

Analyst Meeting

The company plans to hold the Intel 2008 Investor Meeting on March 5-6. Webcast opportunities and presentations will be posted on the company’s investor relations Web site at intc.com.

Earnings Webcast

Intel will hold a public webcast at 2:30 p.m. PST today on its Investor Relations Web site at intc.com. A webcast replay and MP3 audio download will also be made available on the site.

Intel, the world leader in silicon innovation, develops technologies, products and initiatives to continually advance how people work and live. Additional information about Intel is available at www.intel.com/pressroom and at blogs.intel.com.

Intel, the Intel logo and Intel Core are trademarks of Intel Corporation in the United States and other countries.

* Other names and brands may be claimed as the property of others.

INTEL CORPORATION
CONSOLIDATED SUMMARY INCOME STATEMENT DATA
(In millions, except per share amounts)

	Three Months Ended		Twelve Months Ended
	Dec. 29,	Dec. 30,	Dec. 29,	Dec. 30,
	2007	2006	2007	2006
NET REVENUE	$10,712	$9,694	$38,334	$35,382
Cost of sales	4,486	4,884	18,430	17,164
GROSS MARGIN	6,226	4,810	19,904	18,218

Research and development	1,481	1,426	5,755	5,873
Marketing, general and administrative	1,462	1,434	5,401	6,096
Restructuring and asset impairment charges	234	457	516	555
Amortization of acquisition-related intangibles and costs	2	5	16	42
OPERATING EXPENSES	3,179	3,322	11,688	12,566
OPERATING INCOME	3,047	1,488	8,216	5,652
Gains (losses) on equity investments, net	(19)	7	157	214
Interest and other, net	233	632	793	1,202
INCOME BEFORE TAXES	3,261	2,127	9,166	7,068
Provision for taxes	990	626	2,190	2,024
NET INCOME	$2,271	$1,501	$6,976	$5,044

BASIC EARNINGS PER COMMON SHARE	$0.39	$0.26	$1.20	$0.87
DILUTED EARNINGS PER COMMON SHARE	$0.38	$0.26	$1.18	$0.86

WEIGHTED AVERAGE SHARES OUTSTANDING:
BASIC	5,841	5,764	5,816	5,797
DILUTED	5,988	5,867	5,936	5,880
INTEL CORPORATION
CONSOLIDATED SUMMARY BALANCE SHEET DATA
(In millions)

	Dec. 29,	Sept. 29,	Dec. 30,
	2007	2007	2006
CURRENT ASSETS
Cash and cash equivalents	$7,307	$5,844	$6,598
Short-term investments	5,490	4,952	2,270
Trading assets	2,566	2,225	1,134
Accounts receivable, net	2,576	2,933	2,709
Inventories:
Raw materials	507	538	608
Work in process	1,460	1,647	2,044
Finished goods	1,403	1,353	1,662
	3,370	3,538	4,314
Deferred tax assets	1,186	1,088	997
Other current assets	1,390	846	258
TOTAL CURRENT ASSETS	23,885	21,426	18,280

Property, plant and equipment, net	16,918	16,985	17,602
Marketable equity securities	987	1,061	398
Other long-term investments	4,398	4,081	4,023
Goodwill	3,916	3,917	3,861
Other long-term assets	5,547	5,569	4,204
TOTAL ASSETS	$55,651	$53,039	$48,368

CURRENT LIABILITIES
Short-term debt	$142	$137	$180
Accounts payable	2,361	2,338	2,256
Accrued compensation and benefits	2,417	1,737	1,644
Accrued advertising	749	702	846
Deferred income on shipments to distributors	625	628	599
Other accrued liabilities	1,938	2,215	1,192
Income taxes payable	339	6	1,797
TOTAL CURRENT LIABILITIES	8,571	7,763	8,514

Long-term taxes payable	785	814	-
Deferred tax liabilities	411	454	265
Long-term debt	1,980	1,853	1,848
Other long-term liabilities	1,142	1,253	989
Stockholders' equity:
Preferred stock	-	-	-
Common stock and capital in excess of par value	11,653	10,695	7,825
Accumulated other comprehensive income (loss)	261	232	(57)
Retained earnings	30,848	29,975	28,984
TOTAL STOCKHOLDERS' EQUITY	42,762	40,902	36,752
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$55,651	$53,039	$48,368
INTEL CORPORATION
SUPPLEMENTAL FINANCIAL AND OTHER INFORMATION
(In millions)

	Q4 2007	Q3 2007	Q4 2006
GEOGRAPHIC REVENUE:
Asia-Pacific	$5,338	$5,205	$4,855
	50%	52%	50%
Americas	$2,098	$2,067	$2,003
	19%	20%	21%
Europe	$2,231	$1,824	$1,900
	21%	18%	19%
Japan	$1,045	$994	$936
	10%	10%	10%

CASH INVESTMENTS:
Cash and short-term investments	$12,797	$10,796	$8,868
Trading assets - marketable debt securities (1)	2,074	1,732	684
Total cash investments	$14,871	$12,528	$9,552

TRADING ASSETS:
Trading assets - equity securities offsetting deferred compensation (2)	$492	$493	$450
Total trading assets - sum of 1+2	$2,566	$2,225	$1,134

SELECTED CASH FLOW INFORMATION:
Depreciation	$1,108	$1,098	$1,166
Share-based compensation	$204	$227	$334
Amortization of intangibles and other acquisition-related costs	$63	$65	$61
Capital spending	($1,273)	($1,088)	($1,148)
Stock repurchase program	($1,500)	($750)	($150)
Proceeds from sales of shares to employees, tax benefit & other	$838	$908	$288
Dividends paid	($658)	($657)	($576)
Net cash received (used) for divestitures/acquisitions	($2)	($42)	$600

EARNINGS PER SHARE INFORMATION:
Weighted average common shares outstanding - basic	5,841	5,837	5,764
Dilutive effect of employee equity incentive plans	96	79	52
Dilutive effect of convertible debt	51	51	51
Weighted average common shares outstanding - diluted	5,988	5,967	5,867

STOCK BUYBACK:
Shares repurchased	57	30	7
Cumulative shares repurchased	2,942	2,885	2,831
Remaining dollars authorized for buyback (in billions)	$14.5	$16.0	$17.3

OTHER INFORMATION:
Employees (in thousands)	86.3	88.1	94.1
INTEL CORPORATION
SUPPLEMENTAL OPERATING RESULTS AND OTHER INFORMATION
($ in millions)

	Three Months Ended		Twelve Months Ended
OPERATING SEGMENT INFORMATION:	Q4 2007	Q4 2006	Q4 2007	Q4 2006
Digital Enterprise Group
Microprocessor revenue	4,328	3,855	15,234	14,606
Chipset, motherboard and other revenue	1,411	1,307	5,106	5,270
Net revenue	5,739	5,162	20,340	19,876
Operating income	2,135	928	5,169	3,510

Mobility Group
Microprocessor revenue	2,989	2,668	10,660	9,212
Chipset and other revenue	1,118	925	4,021	3,097
Net revenue	4,107	3,593	14,681	12,309
Operating income	1,683	1,538	5,606	4,595

All Other
Net revenue	866	939	3,313	3,197
Operating loss	(771)	(978)	(2,559)	(2,453)

Total
Net revenue	10,712	9,694	38,334	35,382
Operating income	3,047	1,488	8,216	5,652

In the fourth quarter of 2007, we made organizational changes that resulted in the formation of the NAND Products Group operating segment, which includes the NAND flash memory business that was previously included in the Flash Memory Group operating segment. The Flash Memory Group primarily includes sales of NOR flash memory products. The NAND Products Group and Flash Memory Group operating segments are included within the “all other” category.